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                    SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    Form 8-K

               CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d) OF
                           THE SECURITIES EXCHANGE ACT OF 1934


Date of Report:  January 19, 2000            Commission file number 1-5805



                        THE CHASE MANHATTAN CORPORATION
             (Exact name of registrant as specified in its charter)


       Delaware                                              13-2624428
(State or other jurisdiction                             (I.R.S. Employer
 of incorporation)                                        Identification No.)


     270 Park Avenue, New York, NY                               10017
(Address of principal executive offices)                       (Zip Code)


Registrant's telephone number, including area code (212) 270-6000

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Item 5. Other Events
--------------------

     The Chase Manhattan Corporation ("Chase") announced on January 19, 2000 operating diluted earnings per share of $1.97 in the fourth quarter of 1999, up 50 percent from $1.31 per share in the fourth quarter of 1998. Reported diluted earnings per share were $1.98 in the 1999 fourth quarter, up 51 percent from $1.31 in the fourth quarter of 1998. Diluted operating earnings per share for the full year 1999 increased 38 percent to $6.21 from $4.51 in 1998. Operating earnings rose to $5.39 billion from $4.02 billion in 1998. Reported net income for the full year was $5.45 billion, compared with $3.78 billion in 1998. Operating results (revenues, expenses and earnings) exclude the impact of credit card securitizations, restructuring costs and special items.

     At an analyst meeting held on January 19, 2000 following the release of earnings (which was open to investors and the press and "webcast" live on the Internet), management of Chase discussed fourth quarter and full year 1999 results. At the meeting, management indicated that:

     - The compound annual growth rate of market-sensitive revenues, based upon a logarithmic regression of total market-sensitive revenues over the period 1988-1999 (not including any market-sensitive revenues from Hambrecht and Quist Group), was 15%. Chase's market-sensitive revenues for full year 1999 would have increased by approximately 11% had Hambrecht and Quist Group's market-sensitive revenues been included for full year 1999.

     - Global Services is targeting double digit revenue growth in its investor services and fiduciary services businesses for full year 2000. In addition, Chase expects to effect certain efficiency improvements in its Global Services business during the year.

     - National Consumer Services is targeting double digit earnings growth for full year 2000, primarily as a result of expense management, the continued effects of improved credit quality and continuing moderate revenue growth. The credit card net charge-off ratio for full year 2000 is anticipated to be lower than for the full year 1999.

     - Expense management will include longer-term strategic restructuring initiatives, such as relocations of operations for Global Services businesses and consumer call centers, and other business initiatives, such as consolidations of operations. In the fourth quarter of 1999, Chase took a restructuring charge of $100 million associated with its business consolidation initiatives and a charge of $75 million in connection with its relocation initiatives. Chase anticipates realizing approximately $80 million annually in savings from its business consolidation initiatives, commencing in 2001. In addition, Chase anticipates that the total cost of its relocation initiatives to amount to approximately $360 million (including the aforementioned $75 million charge taken in 1999, an additional $200 million of expenses expected to be incurred in 2000, and expenses of approximately $85 million expected to be incurred in 2001). Savings from the relocation initiatives are expected to be approximately $50 million in 2001, eventually increasing to approximately $130 million annually.

     - As previously disclosed in its Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, Chase has identified some deficiencies in the computerized bond recordkeeping system in the bond paying agency function within Chase's Capital Markets Fiduciary Services group and has a project underway to remedy those deficiencies. Expenses in Global Services during the fourth quarter included costs associated with that project. While management considers it likely that additional costs will be incurred during the remaining course of the project, it does not, based upon its experience to date, expect them to be material. The Securities and Exchange Commission has commenced an investigation relating to the question of whether, in connection with this matter, there have been violations of its transfer agency recordkeeping or reporting regulations and whether Chase's disclosures regarding these issues have been adequate and timely.

     A copy of Chase's earnings press release is attached as an exhibit hereto. The information contained herein and in the press release may contain statements that are forward looking within the meaning of the Private Securities Litigation Act of 1995. Such statements are subject to risks and uncertainties and Chase's actual result may differ materially from those set forth in such forward looking statements. Those uncertainties may include, among others, the risk of adverse impacts from an economic downturn, increased competition, unfavorable political or other developments in foreign markets, governmental or regulatory policies, market volatility in securities markets, interest or foreign exchange rates and other factors impacting Chase's operational plans or the adequacy of Chase's allowance for credit losses. For a more detailed discussion of these uncertainties, reference is made to Chase's reports filed with the Securities and Exchange Commission, in particular Chase's Annual Report on Form 10-K for the year ended December 31, 1998.



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Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits


The following exhibit is filed with this report:


Exhibit Number                                   Description

   99.1                          Press Release - 1999 Fourth Quarter Earnings.


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                                   SIGNATURE



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.









                                   THE CHASE MANHATTAN CORPORATION
                                             (Registrant)




Dated January 21, 2000                by   /s/JOSEPH L. SCLAFANI
------------------                ----------------------------------
                                           Joseph L. Sclafani
                               Executive Vice President and Controller
                                      [Principal Accounting Officer]


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                                 EXHIBIT INDEX



Exhibit Number                    Description       Page at Which Located

     99.1               Press Release - 1999 Fourth
                        Quarter Earnings                           6





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